April 15, 2005

Paul Martin
c/o Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63131

Dear Paul:

As an incentive for you to continue in the employ of Charter Communications, Inc. ("Charter") until such time as a new Chief Financial Officer is hired (or you are elected to the position of Chief Financial Officer), and to perform in the interim assigned duties relating to the Chief Financial Officer position, Charter is pleased to offer you the following benefits upon the terms set out below in this letter agreement (this "Agreement"):

1. Until such time as Charter elects and begins employing someone else to fill the position of Chief Financial Officer, you are formally elected to the position of Chief Financial Officer (other than on a non-interim basis), or your services no longer are required and are terminated by Charter, whichever first occurs, you will perform to the best of your ability such duties, functions, and assignments associated with the position of Chief Financial Officer as Charter may assign to you from time to time. This includes, but is not limited to, signing audit or representation letters, certifications and securities filings required of a Chief Financial Officer and conducting all necessary inquires, review and diligence to make any such required representations, certifications and filings. This is in addition to your regular and current duties. When the new Chief Financial Officer is employed and elected to that position, you will cooperate and assist in transitioning the applicable duties to him or her and will provide such information as may be necessary for the new executive to become fully acquainted with the details of Charter's financial systems, condition and operation and to perform as Chief Financial Officer. You will perform all of your duties in accordance with applicable laws and regulations and Charter policies. You will not be required (and are not being required hereby) in connection with your duties to sign any document or statement in connection with your duties which you believe to be inaccurate, false or incorrect, nor will you violate any applicable law.

2. (a) You will be compensated for your services at your current rate of salary (as the same may be increased at the discretion of the Board). During your employment, your normal salary reviews will continue and you will continue to be subject to the same policies, and have the same benefits, currently applicable to you, subject to Charter's right to change or discontinue any such policies or benefits at any time. Your employment is on an at will basis, but if you ever decide to resign, you will give at least thirty (30) days advance notice of your resignation (which notice may be waived by Charter in its discretion).

(b) In addition, for your services rendered and commitment made per this letter agreement:

(i) you will be paid upon the terms and conditions of this Agreement the additional sum of $13,698.00 on April 30, 2005, and on the last day of each month thereafter until and ending with the last day of the month in which Charter employs and elects a new Chief Financial Officer (and he or she starts in that position) or the last day of the month in which your employment terminates, whichever first occurs (the "Interim CFO Period"). If you are the person who Charter elects and employs as Chief Financial Officer on a non interim basis, then the Interim CFO Period will end on the last day of the month in which you are elected to that position by the Board of Directors. For administrative convenience, each of the foregoing $13,698.00 payments will be made on the next Charter payday for executives which most closely follows the end of the month in question. All such payments will be subject to deductions and withholding for applicable taxes; and

(ii) you will be eligible for an additional bonus opportunity under the terms of the Charter's 2005 Executive Bonus Plan for each month falling within the Interim CFO Period, starting with the month of April, 2005 and including and ending with the month in which the Interim CFO Period ends. The additional bonus opportunity would be $13,598.96 for each such month. Eligibility, calculation and payment of the bonus amount will be subject to and determined by the terms and conditions of the 2005 Executive Bonus Plan, based and conditioned upon results for the entire 2005 calendar year; and paid as and when other payments are made under that plan. The plan requires a participant to be an active employee of Charter in good standing as of the date payment is made.

3. (a) The payments referenced in paragraph 2 (b) above are conditioned upon: (i) your working on a full time basis during the period of time in question, excluding vacation and isolated days off due to illness or injury; (ii) complying with this Agreement; and (iii) with respect to the potential bonus opportunity specified in paragraph 2 (b)(ii), compliance with all terms and any conditions applicable to the payment of a bonus under the 2005 Executive Bonus Plan, including without limitation continuing and being in Charter's employ on the terms of this Agreement for the required time period under that plan. Also, you will not be entitled to receive any of the payments under paragraph 2 (b)(ii) if prior to the CFO Starting Date Charter terminates your employment for "Cause" (defined below).

(b) For purposes of this Agreement, the term "Cause" means dismissal by Charter for failing or refusing to perform any lawful duty or function of the Chief Financial Officer; violating Charter's Code Of Conduct or no harassment policy; gross negligence in the performance of your duties; fraud or misrepresentation; unsatisfactory work performance (which continues after 30 days written notice of the same); disloyalty or dishonesty; misconduct, or engaging in any conduct constituting a crime, in connection with or in the course of your employment; unauthorized use of funds; being off work or unable to work with reasonable accommodation for more than thirty (30) days due to illness or injury; or any other conduct constituting cause within the meaning of Missouri common law.

(c) In the unlikely event of your death during your employment and prior to the CFO Starting Date, you will receive a payment under paragraph 2 (b)(i) for the month in which you die in addition to any payments previously made per paragraph 2(b)(i).

4. This letter contains the entire agreement between you and Charter concerning the additional compensation for services to be rendered per the terms of this Agreement and supersedes all prior oral or written communications or agreements concerning such subject matter. It is in addition to and does not cancel or replace any other agreement with or of Charter relating to or concerning your employment. However, in case of any conflict between the provisions of this Agreement and the provisions of any other prior agreement, the provisions of this Agreement control. The parties understand and agree that the provisions of this Agreement do not constitute or create an employee benefit plan or any type of severance or deferred compensation plan, and do not alter the at will nature of your employment or create any contract of employment for a definite period of time.

5. This Agreement is accepted and entered into in Missouri and shall be governed by and construed and interpreted according to Missouri law without reference to conflicts of law principles. Neither this Agreement, nor any of its terms, may be changed, added to, or waived except in a writing signed by you and the Chief Executive Officer of Charter or his or her designee. The terms of this Agreement shall not be effective, nor shall Charter have any obligations under this Agreement, unless you sign this letter and return it to me within ten (10) days of the date of this letter.

Please signify your confirmation and agreement to the following terms by signing below where indicated and returning the signed document to me. Thank you for your continued support of our company and your contributions.

Very truly yours,

CHARTER COMMUNICATIONS, INC.

By____________________________

Accepted, Confirmed And Agreed

To As Of The Date Of This Letter

/s/ Paul Martin
Paul Martin